Filed Pursuant to Rule 424(b)(3)
File No. 333-136584
Prospectus Supplement No. 2
(To Prospectus dated August 11, 2006)
$180,000,000
3.125% Convertible Senior Debentures due 2026
and
Common Stock Issuable Upon Conversion of the Debentures
     This prospectus supplement No. 2 supplements and amends the prospectus dated August 11, 2006 relating to $180,000,000 aggregate principal amount of our 3.125% Convertible Senior Debentures due 2026 and shares of our common stock issuable upon conversion of the debentures held by the selling securityholders.
     The table beginning on page 45 of the prospectus sets forth information with respect to the selling securityholders and the respective amounts of debentures beneficially owned by each selling securityholder that may be offered pursuant to the prospectus. Based on the information provided by or on behalf of the named selling securityholders, the table is hereby supplemented and amended as follows:

			Common
			Stock
	Principal Amount of		Owned	Common
	Debentures Beneficially	Percentage of	Prior to	Stock
	Owned and Offered	Debentures	the	Offered
Selling Securityholder	Hereby	Outstanding	Offering	Hereby
LDG Limited (4)	$465,000	*	—	28,012
HFR CA (9)	$400,000	*	—	24,096
Kamunting Street Master Fund, Ltd. (10)	$7,000,000	3.89%	—	421,687
Bay Harbour Management (22)	$4,000,000	2.22%	—	240,964
Fidelity Financial Trust: Fidelity Convertible Securities Fund (23)	$12,000,000	6.67%	12,820,512	722,892
Fidelity Financial Trust: Fidelity Strategic Dividend & Income Fund	$3,000,000	1.67%	—	180,723

(22)	BHM Holdings, as general partner, and its principals, Steven Van Dyke, Doug Teitelbaum and Jay Stout, may be deemed to have shared voting or dispositive power over the securities.

(23)	Fidelity Financial Trust: Fidelity Convertible Securities Fund (the “Fund”) is advised by Fidelity Management & Research Company (“FMR Co.”), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co. is the beneficial owner of 12,820,512 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of FMR Corp., and the Fund each has sole power to dispose of the securities owned by the Fund. Neither Edward C. Johnson 3d, nor FMR Corp., has sole power to vote or direct the voting of the shares owned by the Fund, which power resides with the Fund’s Board of Trustees.

     The prospectus dated August 11, 2006, as amended and supplemented by the prospectus supplement No. 1 dated August 29, 2006 and this prospectus supplement No.2 dated October 31, 2006, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the debentures and the common stock issuable upon conversion of the debentures.
     You should carefully review “Risk Factors” beginning on page 4 of the prospectus and the risk factors referenced in our periodic reports incorporated by reference in the prospectus, which discuss various factors you should consider before buying these debentures and the common stock issuable upon conversion of the debentures.
The date of this prospectus supplement is October 31, 2006.